Exhibit (a)(5)(O)

Post-Closing Standby Statement

Jazz Pharmaceuticals’ current objective is to acquire all of the Gentium Ordinary Shares and ADSs. While the initial tender offer period has expired, we are providing a “subsequent offering period” until 12:00 Midnight, New York City time, on the evening of February 20, 2014. During this period, holders may tender their Ordinary Shares and ADSs and receive the tender offer consideration promptly on the same terms as in the initial tender offer period, except there are no conditions to our purchase of Ordinary Shares and ADSs that are validly tendered during the subsequent offering period. We strongly encourage all holders who have not yet tendered their Ordinary Shares or ADSs to tender in the subsequent offering period to ensure liquidity for their Gentium equity.

We encourage any holders of Ordinary Shares or ADSs who have not yet decided to tender in the subsequent offering period to read our tender offer documents available in the EDGAR section of the SEC website as SC TO-T or SC TO-T/A filings to better understand the implications of this decision.

We have not made any determination whether, or by what means, we would seek to purchase any outstanding Ordinary Shares and ADSs following the completion of the subsequent offering period, or the timing of any additional purchases. If we determine that it continues to be in our best interest to purchase any remaining outstanding Ordinary Shares and ADSs, we will determine the timing and approach to be used after the completion of the subsequent offering period based in part on the number of Ordinary Shares and ADSs that remain outstanding. Our tender offer documents describe some of the methods we might use. We have not determined any percentage or other thresholds that would result in us deciding to pursue the acquisition of any remaining outstanding Ordinary Shares and ADSs, the method we would use, or the timing. If we choose to acquire any remaining outstanding equity interests of Gentium following the completion of the subsequent offering period, the purchases may be made at prices higher or lower than the Offer Price.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This statement contains forward-looking statements regarding Jazz Pharmaceuticals and Gentium, including, but not limited to, statements related to the subsequent offering period for Gentium Ordinary Shares and American Depositary Shares and the timing thereof, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including risks related to the purchase of Ordinary Shares and American Depositary Shares in the subsequent offering period and those risks detailed under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ and Gentium’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Gentium’s Annual Report on Form 20-F for the year ended December 31, 2012, each of which is filed with the SEC, and future filings and reports by either company. Neither Jazz Pharmaceuticals nor Gentium undertakes any duty or obligation to update any forward-looking statements contained in this statement as a result of new information, future events or changes in its expectations.

Additional Information and Where to Find It

This statement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the outstanding shares of Gentium S.p.A. (including those shares represented by American Depositary Shares). Jazz Pharmaceuticals plc and its acquisition subsidiary have filed with the SEC a tender offer statement on Schedule TO, and Gentium has filed a Solicitation/Recommendation Statement on Schedule 14D-9, each as subsequently amended and with respect to the Offer (as defined in those documents). Holders of shares of Gentium are urged to carefully read the relevant tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents) and the Solicitation/Recommendation Statement because they contain important information that such holders should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and the other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Gentium at no expense to them. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or by (i) directing a request to Jazz Pharmaceuticals plc, c/o Jazz Pharmaceuticals, Inc., 3180 Porter Drive, Palo Alto, California 94304, U.S.A., Attention: Investor Relations, (ii) calling +353 1 634 7892 (Ireland) or +1 650 496 2800 (U.S.) or (iii) sending an email to investorinfo@jazzpharma.com. Investors and security holders may also obtain free copies of the documents filed with the SEC on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the heading “Investors” and then under the heading “SEC Filings.”

In addition to the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents, as well as the Solicitation/Recommendation Statement, Jazz Pharmaceuticals and Gentium file annual, quarterly (except in the case of Gentium) and special reports and other information with the SEC. You may read and copy any reports or other information filed by Jazz Pharmaceuticals or Gentium at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Jazz Pharmaceuticals’ and Gentium’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

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